Exhibit 99.1

Company Contact	Media Relations
Ian Clements	Pure Communications
Sr. Director, IR & Corporate Communications	Dan Budwick
+1 (858) 202-9000	+1 (973) 271-6085

SEQUENOM REPORTS SECOND QUARTER AND FIRST SIX MONTHS 2010 FINANCIAL RESULTS

-First Half 2010 Revenues Grow 23% Year-Over-Year to $22 Million-

SAN DIEGO—August 5, 2010—Sequenom, Inc. (NASDAQ: SQNM) today reported its financial results for the second quarter ended June 30, 2010.

Second Quarter Results

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Total revenue for the second quarter of 2010 grew 24% to $11.4 million, compared with $9.2 million for the second quarter of 2009. The increase in revenue was primarily due to higher system and consumables sales over the same period last year.

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Net loss for the second quarter of 2010 was $59.1 million, or $0.86 per share, compared with $20.2 million, or $0.33 per share, for the second quarter of 2009. Net loss includes a non-cash charge by the company of $40.3 million for shares of common stock to be issued in conjunction with the settlement of the consolidated federal class action lawsuits plus a $1.5 million fixed charge related to the settlement of the consolidated derivative litigation.

•	Net cash used in operating activities was $7.7 million for the second quarter of 2010.

Gross margin for the second quarter of 2010 was 61% compared with 66% for the second quarter of 2009, reflecting increased costs associated with the start-up of the diagnostics business and changes in the mix of products sold in the genetic analysis business.

Research and development (R&D) expenses were $10.4 million for the second quarter of 2010, compared with $10.2 million for the same period in the prior year.

Selling, general and administrative expenses of $13.7 million for the second quarter of 2010 decreased from $15.1 million compared with the second quarter of 2009. The decrease was primarily due to a decrease in legal expenses, lower share based compensation expense, and reduced consulting fees.

Total costs and expenses for the second quarter of 2010 were $70.4 million, compared with $29.5 million for the comparable quarter in 2009. The increase in total costs primarily reflects the aforementioned non-cash charge in connection with the settlement of the consolidated federal class action lawsuit. For the three months ended June 30, 2010 and 2009, the company recorded $2.7 million and $3.2 million, respectively, of stock-based compensation expense.

Six-Month Results

•	Revenue for the first six months of 2010 totaled $22.0 million, compared with $17.9 million for the first six months of 2009.

•	Cost of product and services revenues for the first six months of 2010 was $9.7 million, compared with $6.6 million reported for the first six months of 2009.

•	Gross margin for the first six months of 2010 was 56%, compared to 63% for the first six months of 2009.

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Total costs and expenses for the first six months of 2010 were $97.9 million, versus $55.9 million for the comparable period in 2009. For the six months ended June 30, 2010 and 2009, the company recorded $5.2 million and $6.2 million, respectively, of stock-based compensation expense.

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Net loss for the first six months of 2010 was $76.1 million, or $1.17 per share, compared with $37.7 million, or $0.62 per share for the comparable period in 2009. Net loss included the non-cash charge of $40.3 million for shares of common stock to be issued in conjunction with the settlement of the consolidated federal class action lawsuits plus a $1.5 million fixed charge related to the settlement of the consolidated derivative litigation.

Cash, Cash Equivalents and Available for Sale Securities

As of June 30, 2010 Sequenom had total cash and short-term marketable securities of $67.7 million. During the second quarter, the company received net proceeds of $47.8 million from a private placement of 12.435 million shares of its common stock in May 2010.

“We achieved a number of milestones during the second quarter,” stated Harry F. Hixson, Jr., Ph.D., chairman and chief executive officer. “We remain on schedule with our Trisomy 21 test development, and I am optimistic that we will be able to initiate our blinded validation studies later this year. I am pleased that we resolved many of our outstanding legal issues, as this will allow us to focus on achieving the remaining milestones of our 2010 business plan.”

Paul V. Maier, chief financial officer, stated, “From a revenue perspective the Genetic Analysis business continues to perform well, with good year-over-year growth. With a capital infusion of approximately $48 million from our recently completed private placement, we have a solid financial foundation on which to continue to build out a successful diagnostics franchise.”

Business Highlights

Trisomy 21 (Down syndrome) Update – The company remains committed to the development, validation and launch of a noninvasive prenatal Trisomy 21 (T21) test. In June the company’s wholly owned molecular diagnostics laboratory (Sequenom CMM) initiated a key R&D study. This study will involve testing approximately 450 clinical samples obtained from pregnant women at increased risk for fetal Trisomy 21. The company anticipates completing this study late in the third quarter of 2010. Following the successful completion of this study Sequenom CMM plans on commencing pivotal validation studies.

Genetic Analysis – The company shipped 11 research-use only MassARRAY systems in the second quarter. During the first six months of 2010, the company made significant progress in addressing the needs of the translational research market, and more than 80% of systems shipped in the US were to translational research institutes.

Note to Investors

As previously announced, Sequenom will hold a conference call to discuss the second quarter financial results today, August 5, 2010, beginning at 1:30 p.m. Pacific Time. You can listen to this call by dialing 1-866-783-2144 for domestic callers or 1-857-350-1603 for international callers, and entering passcode 73790882. Those interested in listening to the conference call live via the internet may do so be visiting http://ir.sequenom.com.

About Sequenom Center for Molecular Medicine

Sequenom Center for Molecular Medicine® (Sequenom CMM), a CAP accredited and CLIA-certified molecular diagnostics laboratory, provides testing services only on request from physicians for its laboratory developed tests, including the SensiGene™ Fetal RHD Genotyping Test and the SensiGene Cystic Fibrosis Carrier Screening Test. Sequenom CMM is changing the landscape in genetic disorder diagnostics using proprietary cutting edge technologies. Visit http://www.scmmlab.com for more information on laboratory services.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostics markets. The company was founded in 1994 and is headquartered in San Diego, California. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

SEQUENOM®, Sequenom Center for Molecular Medicine®, SensiGene™, and MassARRAY® are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s expectations, activities, and timelines regarding the development, validation, and launch of its T21 test, the Company’s remaining 2010 business plan milestones, the build out of a successful diagnostics franchise, expectations regarding Sequenom CMM’s initiated R&D study, the potential of the Company’s molecular diagnostic tests, including the T21 test under development, and the impact of Sequenom CMM on genetic disorder diagnostics are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the Company’s ability to develop and commercialize new technologies and products, particularly new technologies such as genetic analysis platforms, noninvasive prenatal diagnostics and laboratory developed tests, reliance upon the collaborative efforts of other parties, the Company’s ability to manage its existing cash resources or raise additional cash resources, competition, intellectual property protection and intellectual property rights of others, government regulation particularly with respect to diagnostic products and laboratory developed tests, obtaining or maintaining regulatory approvals, ongoing litigation and investigations and other risks detailed from time to time in the Company’s most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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SEQUENOM, Inc.

Interim Condensed Consolidated Financial Statements

(in thousands, except per share data)

Consolidated Summary of Operations

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Consumables	$5,360	$5,196	$10,501	$9,918
Mass ARRAY and other product related	5,254	3,295	10,038	6,421
Contract research services	354	677	835	1,514
Diagnostic	444	—	648	—
Research and other	—	—	—	3

Total revenues	11,412	9,168	22,022	17,856
Costs and expenses:
Cost of consumables, products, contract research services and diagnostics	4,460	3,126	9,718	6,550
Research and development	10,428	10,226	21,619	19,006
Selling and marketing	7,318	6,934	13,506	14,253
General and administrative	6,405	8,196	11,298	15,138
Litigation settlement	41,799	—	41,799	—
Restructuring	—	1,002	—	1,002

Total costs and expenses	70,410	29,484	97,940	55,949

Loss from operations	(58,998)	(20,316)	(75,918)	(38,093)
Gain on marketable securities, interest income and other, net	(63)	124	(58)	432

Loss before income tax	(59,061)	(20,192)	(75,976)	(37,661)
Income tax expense	(77)	(54)	(111)	(74)

Net loss	$(59,138)	$(20,246)	$(76,087)	$(37,735)

Net loss per share, basic and diluted	$(0.86)	$(0.33)	$(1.17)	$(0.62)

Weighted average shares outstanding, basic and diluted	68,421	61,138	65,270	61,079

Consolidated Balance Sheet Information

	June 30, 2010	December 31, 2009
	(unaudited)	(audited)
Assets:
Cash, cash equivalents, marketable securities	$67,739	$42,681
Restricted cash	1,388	1,372
Accounts receivable, net	5,980	8,510
Inventories, net	5,669	7,722
Other current assets and prepaid expenses	3,000	2,598

Total current assets	83,776	62,883
Equipment and leasehold improvements, net	10,462	11,811
Other assets	11,705	11,951

Total assets	$105,943	$86,645

Liabilities and Stockholders’ Equity:
Accounts payable	$8,141	$6,064
Accrued expenses and current liabilities	7,188	8,202
Accrued litigation settlement	39,370	—
Deferred revenue	1,881	1,871
Current portion of debt and obligations	1,116	1,320

Total current liabilities	57,696	17,457
Long-term liabilities	4,653	5,530
Stockholders’ equity	43,594	63,658

Total liabilities and stockholders’ equity	$105,943	$86,645